Exhibit 99.1

National Interstate Corporation Announces 2006 First Quarter Financial Results

RICHFIELD, Ohio, May 9, 2006/PRNewswire-FirstCall via COMTEX/—National Interstate Corporation (Nasdaq: NATL) today reported net income for the first quarter ended March 31, 2006 of $8.7 million ($.45 per share diluted), compared to $7.2 million ($.39 per share diluted) for the first quarter of 2005. The 22.0% increase in net earnings for the first quarter of 2006 compared to the first quarter of 2005 reflects a 16.5% increase in premiums earned partially offset by a 0.8 percentage point increase in the GAAP combined ratio to 81.4%, and a 46.2% increase in net investment income.

Gross premiums written for the 2006 first quarter of $109.5 million grew 5.8% compared with the same quarter last year. Net premiums written for the 2006 first quarter of $79.4 million grew 7.8% compared with the same quarter last year. The growth was primarily attributable to our alternative risk transfer and specialty personal lines components. A portion of a large group captive program that renews in the first quarter of each year was moved to a new program that will renew in the fourth quarter of 2006. This change lowered the growth rates for gross and net premiums written, but did not impact quarterly comparisons of premiums earned, which were up 16.5% in the first quarter of 2006.

The GAAP combined ratio increased 0.8 percentage points to 81.4 % for the first quarter of 2006, compared to 80.6% for the same period in 2005. This variance reflected a 1.0 percentage point decrease in the loss and loss adjustment expense ratio offset by a 1.8 percentage point increase in the underwriting expense ratio, resulting from several factors, none of which were significant.

Net investment income for the 2006 first quarter was $3.9 million compared to $2.7 million for the same quarter last year. The increase reflects higher average net invested assets in 2006 attributable to the premium growth and proceeds from our initial public offering completed in February 2005.

“Our continued strong profitability reflects our focus on risk selection, disciplined underwriting and our growing investment portfolio. We are also pleased with our rate of premium growth given current market conditions,” commented Alan Spachman, Chairman and President of National Interstate Corporation.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, completed an initial public offering in February 2005. We are a specialty property and casualty insurance company with a niche orientation and focus on the transportation industry. We differentiate ourselves within our markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our products include property and casualty insurance for transportation companies, captive insurance programs for commercial risks that we refer to as our alternative risk transfer component, specialty personal lines consisting primarily of recreational vehicle coverage, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE, Nasdaq: AFG). The Company is headquartered in Richfield, Ohio, which is located in northeastern Ohio between Cleveland and Akron.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Actual results may differ from those expressed or implied by the forward-looking statements. Factors that could contribute to these differences include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations.

The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@nationalinterstate.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three months ended March 31,
	2006	2005
Operating Data:
Gross premiums written	$109,538	$103,577

Net premiums written	$79,407	$73,629

Premiums earned	$50,315	$43,177
Net investment income	3,899	2,667
Net realized gains	370	115
Other income	477	508

Total revenues	55,061	46,467
Losses and loss adjustment expenses	29,896	26,067
Commissions and other underwriting expense	8,765	7,252
Other operating and general expenses	2,793	1,984
Interest expense	364	401

Total expenses	41,818	35,704

Income before income taxes	13,243	10,763
Provision for income taxes	4,517	3,608

Net income	$8,726	$7,155

Per Share Data:
Earnings per common share, basic	$0.46	$0.40
Earnings per common share, assuming dilution	0.45	0.39
Book value per common share, basic (at period end)	$7.65	$6.23
Weighted average number of common shares outstanding, basic	19,101	17,941
Weighted average number of common shares outstanding, diluted	19,253	18,199
Common shares outstanding at period end	19,114	18,965
Cash dividend per common share	$0.04	$—
GAAP Ratios:
Losses and loss adjustment expense ratio	59.4%	60.4%
Underwriting expense ratio	22.0%	20.2%

Combined ratio	81.4%	80.6%

Return on equity (a)	24.4%	30.0%
Average shareholders’ equity	142,875	95,491

	At March 31, 2006	At December 31, 2005
Balance Sheet Data (GAAP):
Cash and investments	$355,149	$320,220
Reinsurance recoverable	82,824	77,834
Total assets	611,547	523,003
Unpaid losses and loss adjustment expenses	236,934	223,207
Long-term debt	15,985	16,297
Total shareholders’ equity	$146,217	$139,533
Statutory Data: (b)
Policyholder Surplus (Statutory) (c)	$128,483	$122,825

(a)	The ratio of net income to the average of shareholders’ equity at the beginning and at end of the period.

(b)	While financial data is reported in accordance with accounting principles generally accepted in the United States, or GAAP, for shareholder and other investment purposes, it is reported on a statutory basis for insurance regulatory purposes. Certain statutory expenses differ from amounts reported under GAAP. Specifically, under GAAP, premium taxes and other variable costs incurred in connection with writing new and renewal business are capitalized and amortized on a pro rata basis over the period in which the related premiums are earned. On a statutory basis, these items are expensed as incurred. In addition, certain other expenses, such as those related to the expensing or amortization of computer software, are accounted for differently for statutory purposes than the treatment accorded under GAAP.

(c)	The statutory policyholder surplus of National Interstate Insurance Company, which includes the statutory policyholder surplus of its subsidiaries, National Interstate Insurance Company of Hawaii, Inc. and Triumphe Casualty Company.